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                                                                   EXHIBIT 12.01


                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

        Exhibit 12.01 - Computation of Ratio of Earnings to Fixed Charges

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
                                                                                      YEAR ENDED DECEMBER 31,
                                                                      ----------------------------------------------------
                                                                        2000       1999       1998       1997       1996
                                                                      -------    -------     ------     -------    -------
                                                                                 (In millions, except for ratios)
FIXED CHARGES:
Interest expense, including amortization of debt issuance costs        $ 65.7     $ 61.7     $ 44.8       $ 9.0      $ 0.3
Estimated interest portion of rents                                      15.0       12.0        4.7         3.2        1.5
Capitalized interest                                                     11.9        8.5        3.8         0.2          -
Preferred stock dividend                                                    -          -          -        12.0       17.9
Gross-up of preferred stock dividend as if it were pre-tax                  -          -          -         6.8       10.1
                                                                      -------    -------     ------     -------    -------

Total fixed charges as defined                                           92.6       82.2       53.3        31.2       29.8

EARNINGS:
Income from continuing operations before income tax expense             203.4      183.4        5.6        94.2       98.3
Total fixed charges as defined                                           92.6       82.2       53.2        31.2       29.8
Fixed charges not deducted in the determination of income from
      continuing operations before income tax expense                   (11.9)      (8.5)      (3.8)      (19.0)     (28.0)
                                                                      -------    -------     ------     -------    -------

Total earnings as defined                                             $ 284.1    $ 257.1     $ 55.0     $ 106.4    $ 100.1
                                                                      -------    -------     ------     -------    -------

RATIO OF EARNINGS TO FIXED CHARGES                                       3.07       3.13       1.03        3.41       3.36
                                                                      =======    =======     ======     =======    =======


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NINE MONTHS ENDED SEPTEMBER 30, 2001:

FIXED CHARGES:
Interest expense, including amortization of debt issuance costs                              $ 48.0
Estimated interest portion of rents                                                            11.9
Capitalized interest                                                                            9.9
                                                                                             ------

Total fixed charges as defined                                                                 69.8

EARNINGS:
Income from continuing operations before income tax expense                                   131.5
Total fixed charges as defined                                                                 69.8
Fixed charges not deducted in the determination of income from
      continuing operations before income tax expense                                          (9.9)
                                                                                             ------

Total earnings as defined                                                                    $191.4
                                                                                             ------

RATIO OF EARNINGS TO FIXED CHARGES                                                             2.74
                                                                                             ======
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